Exhibit 10.3
                                                                    ------------



                                    AGREEMENT

THIS AGREEMENT is made as of September 19, 2002 (the "Effective Date")

BETWEEN

(1) REUTERS LIMITED, a company incorporated in England and Wales whose registered office is at 85 Fleet Street, London EC4P 4AJ, United Kingdom ("Reuters"); and

(2) INSTINET GROUP INCORPORATED, a Delaware corporation with a principal place of business at The Reuters Building, Three Times Square, New York, New York 10036 ("Instinet").

WHEREAS:

(A) Reuters Group Plc and its direct and indirect subsidiaries (collectively, the "Reuters Group") produce news and financial information products and services;

(B) Instinet is a registered broker-dealer that offers trading and research services;

(C) Reuters and Instinet wish to increase the amount of Reuters products and services that are purchased by Instinet for its soft dollar clients and incentivise Instinet's soft dollar clients to increase their trading with Instinet;

(D) Reuters and Instinet are entering into this Agreement for the purpose of establishing the terms and conditions under which certain Reuters services and products may be soft-dollared through Instinet and under which Instinet may provide certain Reuters services and products to its customers.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

                                    ARTICLE 1

                                COVERED PRODUCTS

         1.1 Covered Products. The arrangements set forth herein shall apply only to recurring-revenue, Reuters-branded products and services (the "Reuters Products"). The Reuters Products do not include those products and services acquired from Bridge Information Systems, Inc. or certain of its affiliates and subsidiaries.

         1.2 Additional Products. Reuters and Instinet will consider instituting soft-dollar arrangements for sales of Reuters products and services sold on a once-off basis, as well as for products and services of Reuters non-integrated subsidiaries. Among other products and services, the parties will consider including products from Lipper.

                                    ARTICLE 2

                            SOFT-DOLLAR ARRANGEMENTS

         2.1 Preferred Ratio. Instinet agrees that it will offer a preferred soft-dollar ratio ("Preferred Ratio"), set forth in Exhibit 1 hereto, in the following situations to entities permitted by law or regulation to soft-dollar services (an "Eligible Customer"):

         (a) The Eligible Customer has newly licensed a Reuters Product for which it has not previously paid or been obligated to pay directly and seeks to soft-dollar the Reuters Product through Instinet; or

         (b) The Eligible Customer is not currently soft-dollaring the services of another information or software vendor through Instinet and seeks to soft-dollar a Reuters Product that the Eligible Customer has been receiving under a license agreement with Reuters by applying commissions that are in excess of a customer's recent historical levels.

         2.2      Adjustments to Preferred Ratio.
                  ------------------------------

         (a) The Preferred Ratio will be re-evaluated quarterly by the Oversight Committee (as defined in Clause 5), and, if necessary, reduced to remain approximately .1 below the midpoint of Instinet's soft-dollar ratio range for new business during the preceding quarter. For this purpose, Instinet's soft-dollar range shall be the range of ratios offered to customers for the purchase of non-Reuters products or services. Any changes in the Preferred Ratio shall be applicable only to Eligible Customers entering into new soft dollar arrangements as set forth in Section 2.1.

         (b) If Instinet intends to offer to Eligible Customers, for services or products of any other vendor, a soft-dollar ratio lower than the Preferred Ratio, it shall inform Reuters as early as practicable to give Reuters an opportunity to consider whether it will compete with the other vendor for the sales opportunity at the lower soft-dollar ratio and will seek permission from the Eligible Customer to introduce a Reuters sales representative to discuss Reuters Products. If Reuters notifies Instinet that it chooses to compete and the Eligible Customer agrees to soft-dollar the Reuters Product through Instinet, Instinet will apply the lower ratio to the purchase of the relevant new products and services.

         (c) Instinet will not offer a soft-dollar ratio of less than the Preferred Ratio for any products or services sold by the Reuters Group without approval from the Oversight Committee.

         2.3 Subscriber Agreements. Prior to receiving any Reuters Products pursuant to this Article 2, a Soft Dollar Client will be required to sign a Reuters subscriber agreement.

                                    ARTICLE 3

                             VOLUME DISCOUNT PROGRAM

         3.1 Volume Discount Program. Instinet may purchase Reuters Products directly and offer them without charge to Instinet clients who achieve certain new or increased trading volumes and who do not soft-dollar services through Instinet ("Non-Soft Dollar Clients"). Such trading volumes shall be agreed in advance by Instinet and Reuters.

         3.2 Pricing. Instinet shall be required to pay the following prices to Reuters for Reuters Products it seeks to offer without charge to Non-Soft Dollar Clients pursuant to Section 3.1, unless other terms are agreed to by the Oversight Committee:

         (a) Where a Non-Soft Dollar Client is already receiving the Reuters Products or where a Non-Soft Dollar Client already has submitted a proposal to such client, Instinet shall pay to Reuters proposed price for such Reuters Products in the country in which the client entity seeking to purchase the Reuters Product is located.

         (b) Where a Non-Soft Dollar Client is not already receiving the Reuters Products, Instinet shall pay to Reuters a price to be agreed to by Instinet and Reuters. Instinet agrees that it shall keep such negotiated price confidential to the extent applicable by law and will not provide information that permits such Non-Soft Dollar Client or any third party to derive such price.

         3.3 Subscriber Agreements. Prior to receiving any Reuters Products pursuant to this Article 3, a Non-Soft Dollar Client will be required to sign a Reuters subscriber agreement.

                                    ARTICLE 4

                                    MARKETING

         4.1 Referrals of Reuters Products. Reuters and Instinet will negotiate in good faith and in a timely manner the terms of a marketing agreement pursuant to which Instinet would be granted the right to market the Reuters Products and would receive a marketing fee, including sales incentives, based on new sales of such Products.

         4.2 Training. To assist Instinet in marketing the Reuters Products, Reuters will provide Instinet with marketing materials and training off-site and on-site. The terms of such assistance will be set forth in the marketing agreement between the parties.

         4.3 Introductions to Instinet. Reuters agrees to provide incentives ("Reuters Incentives") to Reuters sales staff where they promote the availability of soft dollar payments through Instinet for new sales of Reuters products. The Reuters Incentives will be determined at the sole discretion of Reuters and based upon the cash value of the new Reuters customer account. The Parties agree that the payment of the Reuters Incentive is the responsibility of Reuters and that the sum of the payment will not correspond to commissions generated at Instinet by a Reuters customer.

                                    ARTICLE 5

                               OVERSIGHT COMMITTEE

         The arrangements described in Articles 2 and 3 of this Agreement shall be overseen by a committee consisting of one representative from each of Reuters, Instinet and Bridge Trading Company (the "Oversight Committee"). The Oversight Committee shall meet on a quarterly basis, or more frequently as needed.

                                    ARTICLE 6

                               ADMINISTRATIVE FEE

         Instinet will pay Reuters an annual fee equal to 12.5% of the first month's charges for any product or service sold pursuant to this agreement (excluding any commissions paid to Instinet) as an allocation for administrative services, marketing materials, training and advice provided to Instinet in connection with the Reuters Products. This payment shall be made no later than 30 days after receipt of an invoice from Reuters.

                                    ARTICLE 7

                   ACCOUNTING RECORDS AND RIGHT OF INSPECTION

         Instinet shall use generally accepted accounting principles and methods and keep accurate records of all its activities pursuant to this Agreement. Reuters, or an independent accounting firm chosen by Reuters, may audit such books and records upon no less than thirty (30) days notice and not more than once per calendar year, in order to determine Instinet's compliance with this Agreement and, to that end, Instinet shall make available to such auditors at any reasonable time during normal business hours such books, records, contracts, receipts and other documents as are necessary to verify its compliance with this Agreement. Instinet reserves the right to be present during any audit.

                                    ARTICLE 8

               COMMENCEMENT, DURATION AND TERMINATION OF AGREEMENT

         8.1 Term. This Agreement shall come into force on the Effective Date and will continue for a term of 24 months from the Effective Date. This Agreement shall automatically renew for additional 12 month periods unless either party gives the other written notice of termination not less ninety (90) days prior to the end of the initial or any renewal term, or unless earlier terminated pursuant to Section 8.2.

         8.2 Termination. Either party to this Agreement (each, a "Party") may terminate this Agreement as follows:

         (a) for any reason in its sole discretion at such time as Reuters or its affiliates shall cease to own (directly or indirectly) more than fifty (50%) percent of the outstanding voting stock of Instinet and at any time thereafter by giving the non-terminating Party at least thirty (30) days prior written notice.

         (b) by written notice to the other Party if the other Party commits a material breach of any of the terms or conditions of this Agreement and, if such breach may be cured, the breaching party fails to remedy the breach within thirty (30) days of receiving such notice.

         8.3 Effect of Termination. Notwithstanding termination of this Agreement, unless terminated by Instinet under 8.2(b), Instinet shall continue to apply the Preferred Ratio applicable to each Eligible Customer then receiving such Preferred Ratio until the earlier of (a) the termination of the Eligible Customer's contract with Reuters for the Reuters Products and (b) the termination of any third-party payor agreement between Eligible Customer, Reuters and Instinet other than a termination to avoid paying the Preferred Ratio.

                                    ARTICLE 9

                                 CONFIDENTIALITY

         9.1 Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" of a Party means any information and materials disclosed by or on behalf of such Party or by its agents or representatives to the other Party during the Term in connection with this Agreement, whether orally or in writing and whether or not marked "Confidential" or "Proprietary", and includes any information developed by reference to or use of any of such information and materials. This shall extend to Confidential Information that is confidential information of a Party's clients or suppliers.

         9.2 Treatment of Confidential Information. (a) A Party receiving Confidential Information shall treat as confidential all of the Confidential Information it receives, and shall not use such Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the Party receiving Confidential Information shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care, to prevent the disclosure of the Confidential Information it receives. Subject to the foregoing, and except as may be specifically agreed from time to time by the Parties, each Party shall not: (1) communicate or disclose, directly or indirectly, any of the Confidential Information (or any part thereof) of the other Party to any person other than to its own personnel, agents or representatives who have a need for such information in connection with performance under this Agreement and who have agreed in writing to confidentiality obligations substantially similar to those set forth in this
Article 9; (2) use any Confidential Information (or any part thereof) in any manner except as contemplated under this Agreement; or (3) take any other action with respect to the Confidential Information (or any part thereof) of the other Party inconsistent with the confidential and proprietary nature of such information. Disclosure of any Confidential Information by either Party, however, shall not be deemed to represent an assignment or grant of any right, title or interest in such Confidential Information.

         9.3 Exclusions. (a) Confidential Information shall exclude information that: (i) was independently developed or conceived by the Party receiving Confidential Information without use of or reference to Confidential Information provided by the other Party, as demonstrated by the written records of the Party receiving Confidential Information; (ii) became known to the Party receiving Confidential Information, without restriction, from a third party who had a right to disclose it without violation of any obligation of confidentiality;
(iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Party receiving Confidential Information or of its affiliates; or (iv) was known to the Party receiving Confidential Information at the time of disclosure as demonstrated by the written records of the Party receiving Confidential Information.

         (b) The restrictions set forth in Section 9.2 shall not apply to Confidential Information that is required to be disclosed by the Party receiving Confidential Information pursuant to an order or requirement of a stock exchange, court, administrative agency, or other governmental body; provided, however, that the Party receiving Confidential Information shall, where permitted by law, provide prompt prior notice thereof to the other Party describing in reasonable detail all Confidential Information to be so disclosed, and shall use reasonable efforts and cooperate with the other Party at the other Party's expense to obtain a protective order or otherwise prevent disclosure of such Confidential Information.

         9.4 Confidentiality of Agreement. Each Party agrees that the terms and conditions of this Agreement, but not the existence of this Agreement, shall be treated as Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto shall be made in any form of public or commercial advertising without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of any governmental or securities exchange filing or a public offering; or (v) in confidence, to accountants, banks and financing sources and their advisors and provided, further, that either Party may disclose the terms and conditions of this Agreement in confidence, to any prospective buyers of all or substantially all of the assets, stock or business of, or prospective investors in, Instinet.

         9.5 Remedies. The Parties acknowledge that unauthorized use of Confidential Information may result in irreparable harm to the Party that disclosed such Confidential Information. Therefore, if a Party breaches any of its obligations with respect to confidentiality and use of Confidential Information hereunder, the Party which disclosed such Confidential Information, in addition to any rights and remedies it may have, shall be entitled to seek equitable, including injunctive, relief to protect its Confidential Information.

         9.6 Return of Confidential Information. Upon termination of this Agreement for any reason, each Party promptly shall return to the other Party all Confidential Information of the other Party, including all copies thereof, under its possession or control, or destroy or purge its own system and files of any such Confidential Information and deliver to the other Party a written certificate signed by an officer of such Party that such destruction and purging have been carried out.

         9.7 Cooperation. Each Party agrees that, either upon learning of, or upon a showing by the other Party of, any threatened or actual breach of the provisions of this Article 9 or of any threatened or actual unauthorized use or disclosure of the Confidential Information by its officers, directors, employees, agents or subcontractors, or in the event of any loss of, or inability to account for, any of the Confidential Information or any such information or materials, the Party learning of the threatened or actual breach or the unauthorized use or disclosure shall notify the other Party thereof and shall cooperate as reasonably requested by the other Party in conjunction with the other Party's efforts to seek appropriate injunctive relief or otherwise to prevent or curtail such threatened or actual breach or unauthorized use or disclosure or to recover such Confidential Information.

                                   ARTICLE 10

                                     GENERAL

         10.1 Assignment. Neither party shall assign this Agreement, in whole or in part, without the prior written consent of the other party; provided that Reuters may assign this Agreement to another member of the Reuters Group.

         10.2 Entire Agreement - Amendment. The parties acknowledge and agree that this Agreement is the entire understanding of the parties in relation to its subject matter, to the exclusion of any prior or collateral written or oral representations and agreements of the parties, and that no contrary representations, statements or stipulations, written or oral, are valid or binding and, except as otherwise set forth herein, no amendment to this Agreement shall be effective unless in writing and signed by the parties or their duly authorised representatives.

         10.3 Notices. Any notices, consents or other communications required or permitted to be given or sent under this Agreement shall be in writing and sent to the addresses of the parties as set out below or such address as either party shall advise to the other party by notice in writing.

To Reuters:

Reuters America Inc.
3 Times Square
New York, NY 10036
Fax: (646) 223-4000

With a copy to:

General Counsel
Reuters America Inc.
3 Times Square
New York, New York  10036
Fax:  (646) 223-4250

To Instinet:

Instinet Group Incorporated
3 Times Square
New York, NY  10036
Fax: (212) 310-9500
Attn:  General Counsel

         10.4 Exclusion of Implied Relationships. Nothing contained in this Agreement shall be so construed as to constitute a partnership or joint venture between the parties or to authorise either party to act as agent of the other party or to contract on behalf of the other party.

         10.5 Captions. Captions are inserted herein only for the convenience of the parties and do not form a substantive part of this Agreement.

         10.6 Dispute Resolution. Any dispute, controversy or claim relating to this Agreement shall initially be referred to the Oversight Committee who shall attempt to resolve such dispute in good faith. If the Oversight Committee is unable to resolve a dispute, controversy or claim which has been referred to them within a period of sixty (60) days from their receiving notice of the dispute, then either Party may submit such dispute to a court for resolution. The Parties agree that any claim arising out of this Agreement shall be brought in, and the Parties consent to personal and exclusive jurisdiction of a venue in, the State and federal courts located within New York City, New York.

         10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Survival. The obligations and agreements of the Parties in this Agreement shall terminate upon termination of this Agreement, except as otherwise set forth herein, and except that the obligations and agreements set forth in Article 9 shall survive termination of this Agreement for a period of three (3) years from the date hereof.

         IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorised representatives on the day, month and year first above written.

                                       REUTERS LIMITED


                                       By: /s/ Devin Wenig
                                          ------------------------------
                                             Name:  Devin Wenig
                                             Title: President, IBB of Reuters
                                                    Limited


                                       INSTINET GROUP INCORPORATED


                                        By: /s/ Mark Nienstedt
                                          ------------------------------
                                             Name:  Mark Nienstedt
                                             Title: President, Chief Financial
                                                    Officer and Director